Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 28th day of April, 2021, by and between PRIDE ONE CHERRY TREE, LLC, an Ohio limited liability company, and IPN-PRIDE INVESTMENT HOLDINGS, LLC, an Ohio limited liability company (collectively the “Seller”), and THE PROCACCANTI GROUP, LLC, a Rhode Island limited liability company (“Buyer”), with reference to the following:

RECITALS

A.            Seller is the owner of fee interest in the Hotel Units (as hereinafter defined) on which is located an approximately 76-room hotel known as the Cherry Tree Inn and Suites located at 2345 N. US 31 North, East Bay Township, Grand Traverse County, Michigan (the “Hotel”), and certain other property.

B.            Seller and Buyer desire to enter into the transactions hereinafter described upon and subject to the terms and conditions hereinafter set forth.

C.            Subject to the terms and conditions set forth herein, as of the Initial Closing, Seller and Buyer shall enter into the Ground Lease (as hereinafter defined), and as of the Final Closing, Seller and Buyer will consummate the sale of the Property as contemplated herein and terminate the Ground Lease, and thereafter Buyer will become the fee owner of the Property, as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I.
Definitions

1.1           Definitions. The above recitals are incorporated herein by reference as if fully rewritten below. The following terms shall have the meanings indicated:

(a)         “Affiliate” - With respect to any entity, any other entity or person that controls, is controlled by, or is under common control with such entity in question. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

(b)         “Bookings” – Contracts or reservations for the use or occupancy of guest rooms and meeting and banquet facilities of the Hotel.

(c)         “Cash on Hand” – Any and all money in cash register tills and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Hotel Property as of 11:59 p.m. on the date prior to the Closing Date.

(d)          “Condominium” – Cherry Tree Condominium

(e)          “Condominium Association” – CHERRY TREE OWNERS’ ASSOCIATION, a Michigan non-profit corporation.

(f)          “Condominium Documents” - Collectively, the Master Deed dated July 25 2006, recorded August 4, 2006, as document 2006C-0067, Grand Traverse County Records, the articles of incorporation and by-laws of the Condominium Association, any rules and regulations of the Condominium and the Board of Directors, the Cherry Tree Condominium, Grand Traverse County Condominium Subdivision Plan No. 317, and any and all other documentation related to the proper formation of the condominium regime established under applicable Law.

(g)        “Data Rules” means shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, with respect to the collection, storage, use, processing and transfer of the personal information (including payment and billing information) of Hotel guests in Seller’s or Hotel Manager’s possession, including data protection laws, privacy laws, information security regulations, and security breach notification rules.

        (h)          “ Deposits” – All deposits under or with respect to Bookings, whether in cash or otherwise.

(i)          “Effective Date” – the last date upon which this Agreement is executed by Seller or Buyer as evidenced by the dates below the parties’ signatures on this Agreement, which Effective Date shall be inserted in the first paragraph of this Agreement by the last party to sign this Agreement.

(j)           “Ground Lease” – A ground lease, the form of which to be reasonably agreed to by the parties during the Due Diligence Period, and upon such written agreement shall be deemed attached hereto as Exhibit B, under which Seller will convey leasehold title to and possession of the Property to Buyer and Buyer will lease and accept such leasehold title to the Property from Seller, all in accordance herewith and the Ground Lease.

(k)          “Hotel Guest Data” – means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, reservation data and any other guest or customer information obtained or collected by Seller or Manager in the ordinary course of business from guests of the Hotel relating specifically to such guests’ stay at the Hotel. Hotel Guest Data does not include (i) any information maintained by Manager or its affiliates in their corporate databases that is not specific to guest stays at the Hotel, including, without limitation, websites, central reservation databases, operational databases and preferred guest programs of Manager or affiliates of Manager, and (ii) any data and information collected by Manager the transfer or disclosure of which is prohibited or to the extent that it is restricted by applicable laws.

(l)           “Hotel Intellectual Property Data and Information” means (i) all information relating to the business and operations of the Hotel; (ii) Hotel Guest Data; (iii) all intellectual property and other proprietary rights and materials, including all U.S. and foreign, whether registered or unregistered, (A) trademarks (registered and unregistered) and trade names, including but not limited to “Cherry Tree Inn & Suites”, trade dress, service marks, any URL designations, internet protocol addresses and domain names, logos, all identifiers and accounts on content sharing platforms, including, but not limited to Facebook, Twitter, Instagram, Pinterest and Trip Advisor, and other source indicators, and all goodwill associated with the foregoing, (B) copyrightable works, copyrights (registered and unregistered), and registrations and applications for registration thereof, rights in software programs or applications (in both source code and object code form), databases and documentation, (C) designs, logos, artwork, packaging, copy, literary text, advertising material and promotion material of any sort.

(m)         “Hotel Manager” - Riley Hotel Group LLC.

(n)          “Initial Closing” – The consummation of Seller, as lessor, and Buyer, as lessee, entering into the Ground Lease.

(o)          “Management Agreement” - That certain Management Agreement dated May 3, 2008 by and between Seller and Hotel Manager.

(p)          “Title Policy” - The extended coverage ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company and insuring in the amount of the Purchase Price that, as of the Initial Closing, leasehold title to the Real Property is vested in Buyer subject only to the Permitted Exceptions, and the so-called “pre-printed” standard exceptions; provided, however, in connection with the Final Closing, the date of such Title Policy shall be dated down to the date of the recording of the Deed and modified to insure fee simple title to the Real Property.

(q)          “Transaction Documents” - Collectively, this Agreement and the documents executed by Seller and Buyer in connection with the transaction described in this Agreement.

ARTICLE II.
Purchase and Sale of Property

2.1            Purchase and Sale. Seller agrees to convey, transfer and assign, and Buyer agrees to acquire, accept and assume, all of Seller’s right, title and interest in, to and with respect to the following, on the terms, conditions and provisions set forth in this Agreement:

(a)          Real Property. All of Seller’s right, title and interest in and to those certain condominium units more particularly described on Exhibit A attached hereto in a condominium project commonly known as Cherry Tree Condominium, a condominium development evidenced by a Master Deed dated July 25, 2006 and recorded August 4, 2006, as document 2006C-00067, Grand Traverse County Records (the “Condominium”), as evidenced by the Cherry Tree Condominium, Grand Traverse County Condominium Subdivision Plan No. 317, together with all right, title and interest of Seller as “Developer” or an “Owner” under the Condominium Documents (including any appurtenant interest in the common elements thereunder), together with all strips and gores, rights of way, privileges and appurtenances pertaining thereto, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street, public right-of-way, or highway in front of or adjoining the land to the center line thereof, all water and mineral rights, entitlements, development rights and all easements, rights and other interests appurtenant thereto (collectively, the “Hotel Units”), and all buildings, structures and other improvements located within or affixed to the Hotel Units and all fixtures therein which constitute real property under applicable Laws, subject to the Condominium Documents, including, without limitation, the Hotel (collectively, the “Improvements”). The Hotel Units and the Improvements are sometimes referred to hereinafter together as the “Hotel Property.”

(b)         Tangible Personal Property. All tangible personal property owned by Seller and located on or used in connection with the ownership, maintenance, or operation of the Hotel, including, without limitation, fixtures, furniture and furnishings (collectively “FF&E”), operating supplies and equipment (collectively “OS&E”) fittings, equipment, machinery, apparatus, signage, appliances, draperies, carpeting, keys, inventory and consumables (including food, beverages, and other goods offered for sale at the Hotel), a van, other engineering, maintenance, cleaning and housekeeping supplies of all kinds that are on hand on the date of this Agreement, subject to such depletion and restocking as shall occur and be made in the normal course of business and in accordance with Seller’s present standards and practices), sheets, towels, linens, toiletries, china, dishes, glassware, flatware, cookware, cooking utensils, uniforms, serving utensils, serving carts, serving trays, decorative items and all other equipment, fixtures, furnishings or other items in guest rooms or other areas of the Hotel, historical information and items of historical interest, sculptures and works of art, maintenance equipment, and any other items presently located or used at the Hotel and belonging to Seller, all plans, drawings, specifications, blueprints, surveys, environmental studies, engineering reports, and other technical information in Seller’s possession or under its control concerning the design, anticipated remodel, construction, ownership, use, maintenance, service, or operation of the Hotel (collectively, with FF&E and OS&E, the “Tangible Personal Property”).

(c)          Intangible Property. All intangible rights of Seller relating to the Hotel, including (i) contracts for service or maintenance, including, but not limited to, elevator, PMS, HVAC, snow removal, landscaping services, laundry equipment agreements, distribution agreements, supply agreements, vending agreements, royalty or music licensing agreements, and cable or satellite television or telecommunications agreements and equipment leases with respect to the van, copier and postage machine (“Contracts”) each to the extent assignable and to the extent Buyer elects to take an assignment of same, as hereinafter provided; (ii) warranties and guaranties made by or received from a third party with respect to any furnishings, fixtures, equipment or improvements (“Warranties and Guaranties”) to the extent assignable by Seller; (iii) permits, authorizations, approvals, and certificates of occupancy issued, approved or granted by any governmental entity in connection with the Hotel (“Permits”) to the extent assignable by Seller; (iv) Cash on Hand (as defined herein) as of the Closing Date; (v) all electronic files, data and information, software licenses, telephone numbers, computer data bases, internet websites, and reservation services, telecommunications or information technology systems or programs used in the operation of the Property, including, without limitation, any passcodes, passwords and access codes necessary to operate any of the same, for the Hotel to the extent transferable; (vi) the Hotel Intellectual Property Data and Information, including all goodwill associated therewith; (vii) Bookings (as defined herein); (viii) all rights of Seller under the Condominium Documents, including, without limitation, all documents relating to the Condominium Association (the “Association Documents”) established pursuant to the Condominium Documents as management agent or otherwise, and (ix) other items of intangible personal property relating to the ownership or operation of the Hotel and owned by Seller whether on paper, electronic format, DVD or CD-Rom (collectively, the “Intangible Hotel Assets” and together with the Tangible Personal Property, the “Personal Property” and together with the Hotel Property, the “Property”).

(d)         Notwithstanding anything to the contrary in this Agreement, the property, assets, rights and interests set forth below (collectively, the “Excluded Property”) shall not be transferred, assigned or conveyed to Buyer, and shall be excluded from the Property: (i) all property owned by or belonging to tenants, Hotel guests, Hotel Manager, or other users or occupants of the Property, (ii) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, (iii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (iv) any software licenses used by Seller in the corporate offices of Seller, (v) the personnel files and employment records for all employees of the Property (other than names, job descriptions, description of employment and wage/salary, and benefits information), (vi) other than Hotel Guest Data, all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties), (vii) financials or tax returns of Seller or any affiliates of Seller (i.e., other than with respect to the operation of the Property), and (viii) any property that is subject to equipment leases.

2.2           Purchase Price. Subject to the adjustments and prorations described in this Agreement, the purchase price of the Property (the “Purchase Price”) shall be Fifteen Million and 00/100 ($15,000,000.00). Buyer shall pay the Purchase Price as follows:

(a)          Earnest Money. Within three (3) business days after the execution and delivery of this Agreement, Buyer shall deposit Five Hundred Thousand Dollars ($500,000.00) (the “Initial Deposit”) with First American Title Insurance Company (the “Title Company”) located at Six Concourse Parkway, Suite 2000, Atlanta, Georgia 30328, Attention: Karen Kirspel (the “Escrow Agent”). The Deposit, together with the Second Deposit, and any other deposits, to the extent delivered by Buyer in accordance with the terms of this Agreement, is referred to herein collectively as the “Earnest Money”. The Earnest Money shall be held in an interest bearing account. Except as otherwise provided for in this Agreement, the Earnest Money shall be non-refundable to Buyer and payable to Seller upon the termination of this Agreement, or otherwise applied to the Purchase Price at the Final Closing.

(b)          Balance. Buyer shall pay the balance of the Purchase Price, plus or minus prorations and adjustments as provided in this Agreement, at the Final Closing in immediately available funds by wire transfer.

(c)          Purchase Price Allocation. Prior to the date hereof, Seller has provided Buyer with a statement of Seller’s proposed allocation of the Purchase Price among the Real Property, the Personal Property and other customary items either party hereto may request to be allocated (the “Allocation”), and the parties shall use good faith efforts to agree to such Allocation, and if agreed upon in writing such Allocation shall be deemed attached hereto as Exhibit C. If the Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto and Buyer’s allocation shall be utilized in calculating transfer, sales and similar tax and related filings under this Agreement; and Buyer’s allocation shall control with respect to the amount to be stated on any transfer tax declaration submitted in connection with the Deed; provided, however, Buyer agrees that neither the Deed nor any transfer tax declaration or real estate transfer tax affidavit submitted in connection with the Deed shall include an allocation to real property of more than $13,000,000. If the parties are able to agree upon an Allocation, Seller and Buyer agree to (i) be bound by the Allocation and (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594. If agreed upon, Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation above. Notwithstanding anything herein to the contrary, for purposes of the settlement statement at Closing, Buyer agrees to only identify two categories of assets, real estate and non-real estate assets, for purposes of allocating the Purchase Price.

2.3            Assumption of Liabilities. Subject to Article VIII and, following the Initial Closing Date, further subject to the Ground Lease, Seller shall be responsible for, and shall pay in full, all debts and other payables of any kind that were incurred by Seller for goods received or services rendered prior to the Final Closing Date, and Buyer shall be responsible for, and shall pay in full, all debts and other payables of any kind that are incurred by Buyer for goods received or services rendered on or after the Final Closing Date. Seller and Buyer covenant and agree to remit with reasonable promptness any such amounts due. Any liabilities of Seller that are not expressly assumed by Buyer pursuant to the terms of this Agreement and the terms of the Assignment and Assumption of Contracts, Leases, Hotel Intellectual Property Data and Information, Warranties and Guaranties and Permits to be executed and delivered at Closing shall remain with Seller.

2.4            Buyer Financing. The Property is currently encumbered by that certain Mortgage (Future Advance Mortgage) (“Current Mortgage”) with respect to that certain loan (“Current Loan”) from mBank (“Current Lender”). Seller and Buyer agree that it is the parties intention that, and Seller’s obligation to enter into the Ground Lease is expressly conditioned upon, at the Initial Closing the following shall occur: (a) Seller and Buyer (or an affiliate thereof) (“TPG Lender”) will enter into a loan in the principal amount of approximately $7,500,000) secured by certain loan documents to be negotiated and agreed to during the Due Diligence Period, and upon such written agreement shall be deemed attached hereto as Exhibit D (the “Refinance Documents”) wherein TPG Lender will provide a loan in the amount of approximately $7,500,000 to Seller (the “TPG Loan”), (b) with the proceeds of the loan from the TPG Lender, Seller shall cause the Current Loan to be paid in full at the Initial Closing, and (c) Current Lender shall deliver into escrow, to be released upon the payment contemplated in subsection (b) all documents necessary to terminate its security interests in the Property (“Release Documents”) to be released immediately (or otherwise insured over at the Initial Closing, and then released as soon as reasonably possible) upon payment of the Current Loan. At the Final Closing, Seller shall cause the payment in full of the loan evidenced by the Refinance Documents, which may be paid by proceeds from the closing of the transactions contemplated by this Agreement.

ARTICLE III.
Buyer’s Review

3.1            Due Diligence Period. Buyer shall have a period of time commencing upon the Effective Date of this Agreement and ending at 5:00 PM Eastern Time on the day that is thirty (30) days following the Effective Date hereof (the “Due Diligence Period”), within which to determine, in the exercise of Buyer’s sole and absolute discretion, whether or not the Property is satisfactory and suitable to Buyer for Buyer’s intended use of the Property. Seller will provide Buyer and its consultants and representatives reasonable access to the Property upon advance notice of at least 48 hours (which may be by email to Joseph Moffa at jmoffa@rileyhg.com) at reasonable times during the term of this Agreement, for all environmental, engineering and other physical inspections and tests as Buyer, at Buyer’s sole cost and expense, desires to conduct (“Due Diligence Examination”). Buyer shall give Seller reasonable prior notices of its intention to conduct any inspections or tests, and Seller reserves the right to have a representative present in connection with any part of Buyer’s Due Diligence Examination. Buyer covenants and agrees that in making any such inspections or tests, Buyer and its agents will not unreasonably interfere with the activities of Seller’s employees, agents, invitees, hotel guests, or any persons providing service at the Property. Buyer expressly acknowledges that it may not be able to inspect certain Hotel room(s) to the extent Hotel guest(s) is(are) in occupancy.

Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination, and shall restore any portion of the Property damaged by the conduct of Buyer, its agents or employees, to the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer hereby indemnifies Seller and its owners, beneficial owners and agents and holds Seller and its owners, beneficial owners and agents harmless against any and all claims, liens, (including, without limitation, mechanic’s or materialmen’s liens or claims of liens and reasonable attorneys’ fees), demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees incurred, arising out of or resulting from any damage to the physical condition of the Property caused by Buyer’s inspections, or injury to persons caused by Buyer’s inspections, or liens created by any such work caused by activity of Buyer or any of its agents and representatives; provided, however, such indemnification by Buyer shall in no event apply to any claims, liens, demands, liabilities, losses, damages, costs or expenses resulting from (a) any pre-existing conditions at or in connection with any of the Property unless and to the extent any such condition was exacerbated by Buyer (and in such case of exacerbation, then Buyer shall indemnify Seller only to the extent of such exacerbation); or (b) the negligence or willful misconduct of Seller, its agents or representatives. Before entering upon the Property and prior to commencing any such tests, studies and investigations, Buyer shall furnish to Seller a certificate of insurance evidencing commercial general liability insurance coverage of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, such insurance insuring the person, firm or entity performing such tests, studies and investigations. The certificate of insurance shall list the Seller and Buyer as additional insureds thereunder. Such insurance coverage shall be issued by an insurance company licensed to do business in the state where the Property is located and shall include contractual liability coverage with respect to Buyer’s indemnity obligations set forth in this Agreement (it being understood, however, that the availability of such insurance shall not serve to limit or define the scope of Buyer’s indemnity obligations under this Agreement in any manner whatsoever). The insurance certificate required herein shall also provide that the coverage may not be cancelled, non-renewed or reduced without at least ten (10) days’ prior written notice to Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller, which consent Seller will not unreasonably withhold, condition or delay. The Buyer’s obligations set forth herein shall survive any termination of this Agreement.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS NEITHER SELLER NOR ANY PARTY ACTING FOR OR ON BEHALF OF SELLER IS MAKING OR HAS, AT ANY TIME, MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER WHICH SELLER OR SELLER’S REPRESENTATIVES DID NOT CREATE OR PREPARE REGARDING THE PROPERTY, AND SUBJECT TO THE TRANSACTION DOCUMENTS AND THE EXPRESS TERMS OF THIS AGREEMENT, BUYER HEREBY RELEASES SELLER FROM ALL LIABILITY RELATING TO SAME. UPON CLOSING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTIOIN DOCUMENT, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED UPON NOR WILL RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER WITH RESPECT TO THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BUYER WILL CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY BUYER AS TO THE CONDITION OF THE PROPERTY AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER AND, SUBJECT TO THE TERMS OF THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT HEREBY RELEASES SELLER FROM ANY LIABILITY ARISING FROM SAME. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS TERMS OF THIS PARAGRAPH SHALL BE AS OF THE DATE HEREOF, AS OF THE DATE OF CLOSING AND SHALL SURVIVE CLOSING INDEFINITELY.

3.2           Review Documents. During the Due Diligence Period and continuing through the Final Closing, Seller shall be provided reasonable access (which may include being provided electronic data) to review Seller’s books and records for purposes of assessing the business and general financial condition of the Hotel. Such review shall include all records in Seller’s possession or control concerning the design, construction, remodeling, ownership, management, operation and maintenance of the Hotel (“Review Documents”), including the following:

(a)    Most recent existing title policies for the Hotel Property;

(b)   Seller’s most recent Survey of the Hotel Property;

(c)    Utility bills for the previous 2 years;

(d)   Real Estate and personal property tax bills for the previous 3 years and complete filings of any tax appeals;

(e)    Hotel Guest Data and reservation records for the Property;

(f)     Condominium Documents and Association Documents, including, without limitation, the condominium association bylaws, any agreements between Seller and the Condominium Association and the condominium co-owners and the condominium association;

(g)   Contracts, Warranties and Guaranties and Permits, including any Contracts which the Condominium Association is a party to;

(h)   Plans, drawings and specifications relating to the Hotel Property;

(i)     Property condition reports, asbestos reports, termite reports, engineering reports and environmental reports relating to the Hotel Property;

(j)     Current report of the rental and rent ready status of each guest room;

(k)   Report of known capital expenditures for the last three years showing dollar amounts and nature of expenditure by asset class, including any projects relating to replacement of appliances, furniture, carpeting, flooring, wall coverings, parking lot paving and roof or window replacements;

(l)     Service records for HVAC, roof and other mechanical components of the buildings located at the Hotel Property for the past three (3) years;

(m) Operating statements, financial statements, income and expense statements, and balance sheets for Seller and the Condominium Association for the past three (3) years (collectively, “Financial Statements”);

(n)   General ledger of Seller and for the Condominium Association for the previous three (3) years and year to date;

(o)   Copies of bank statements for Seller and the Condominium Association showing actual amounts of income deposited for the last complete calendar year and year to date for the current year;

(p)   All financial information relating to the Condominium Association including all assessments and related information and all minutes of all board meetings for the Condominium Association;

(q)   A schedule of all employees at the Hotel Property, including their position, rate of pay, any fringe benefits and employee handbooks;

(r)     Copies of all current policies of insurance for the Hotel Property accompanied by loss runs for the previous five (5) year period;

(s)    Copies of Innquest or other Property Management System (“PMS”) and any central reservation service agreement or revenue management system agreements;

(t)     Those documents and information set forth on Exhibit E attached hereto; and

(u)   Such other documents and information in Seller’s possession or control reasonably requested by Buyer.

The Seller’s Review Documents are being made “as-is”, for the convenience of Buyer, and without representation or warranty by Seller, except that Seller represents and warrants the truth and accuracy in all material respects of all Seller’s Review Documents prepared by Seller or Hotel Manager, and to Seller’s knowledge, the Seller’s accountants or agents, and that Seller has no actual knowledge that such materials contain any information that was materially false or misleading as of the date of the applicable document/report.

3.3            Listing of Personal Property; Joint Inspection and Inventory. Within ten (10) days after the Effective Date of this Agreement, Seller shall provide to Buyer a true, correct and complete listing in all material respects of all of the tangible Personal Property in the form currently maintained by Seller, (“Personal Property Inventory”). Buyer understands and acknowledges that certain items of Personal Property will change due to sales, depletion, restocking, substitutions and replacements made in the ordinary course of business between the Effective Date of this Agreement and the Initial Closing Date, and between the Initial Closing Date and the Final Closing Date, shall be subject to the terms of the Ground Lease. The parties agree to conduct a joint inspection and inventory of the tangible Personal Property on a mutually agreed date at least two (2) business days prior to the Initial Closing, if requested in writing by Buyer.

3.4            Confidentiality.

(a)          Each party agrees to maintain in confidence, and not to disclose to third parties, the information contained in this Agreement or pertaining to the purchase and sale contemplated hereby and the information and data furnished or made available by Seller to Buyer, its agents and representatives in connection with the Property and the transactions contemplated by the Agreement, and shall treat such Review Documents with the same degree of care as it treats its own confidential information; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, consultants, investors, lenders and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, Buyer in connection with the transactions contemplated by this Agreement, (b) to the extent required by any applicable statute, law, or regulation; and (c) in connection with any litigation that may arise between the parties related to the transactions contemplated by this Agreement. Buyer and Seller agree not to make any public announcement relating to the existence of this Agreement or the contemplated purchase and sale transaction, without the express written approval of the other party, until after the Final Closing (in the event Final Closing occurs). Notwithstanding the foregoing, Seller acknowledges and agrees that in the event Buyer or its assignees is required by applicable Law or governmental regulations applicable to it, Buyer or its assignee may disclose such information as it reasonably determines is necessary in connection with an offering of securities (whether by it, its Affiliates or any assignees of the same), including without limitation with respect to this Agreement (including disclosure of a copy of this Agreement in its entirety) and the transactions contemplated hereby and may contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of Seller.

(b)          In addition, Buyer and its representatives shall have the right, without any requirement to obtain the consent of Seller, to (i) review building department, health department and other local governmental authority records with respect to the Real Property and the operation of the Hotel (including, without limitation, for the preparation of (and due diligence required therefor) zoning reports, property condition reports, environmental assessment reports and other customary due diligence), and (ii)  discuss with and apply to the applicable governmental authority for any licenses, permits and agreements necessary or desirable for Buyer’s renovation and operation of the Hotel after the Initial Closing. Further, Buyer and its representatives shall have the right to communicate with the general manager, and any member of the executive management staff of the Hotel provided that any contact with such executive management staff member must be initiated through the general manager and Seller shall have the right to have a representative present at any meetings, phone calls or other communication with such staff member, and, after the expiration of the Due Diligence Period, Seller will, and shall cause Hotel Manager to, reasonably cooperate to provide Buyer (and its manager) reasonable access to interview the Hotel Employees for future employment at the Hotel.

3.5            Buyer’s Right to Terminate Purchase Agreement. At any time prior to the expiration of the Due Diligence Period, and for any or no reason whatsoever, Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller (the “Buyer’s Termination Right”). In the event Buyer exercises the Buyer’s Termination Right due to (i) an unacceptable environmental matter disclosed on a Phase I or Phase II Environmental Site Assessment and which Buyer provides specific reference to such matter to Seller in a written termination notice (an “Environmental Termination Matter”), or (ii) a title or survey matter pursuant to Section 4.4 below and which Buyer provides specific reference to such matter to Seller in a written termination notice (a “Title or Survey Termination Matter”), then the Initial Deposit shall be returned to Buyer and the parties shall be relieved of all further obligations hereunder, except for such items which expressly survive termination of this Agreement.

In the event Buyer exercises the Buyer’s Termination Right for any reason other than (i) an Environmental Termination Matter, or (ii) a Title or Survey Termination Matter, then the Initial Deposit less $150,000.00 (the “Non-Refundable Money”) shall be returned to Buyer, Seller shall receive the remaining $150,000.00 which shall be deemed earned by Seller, and the parties shall be relieved of all further obligations hereunder, except for such items which expressly survive termination of this Agreement. In the event Buyer fails to properly and timely exercise the Buyer’s Termination Right, upon the expiration of the Due Diligence Period (the “Due Diligence Period Expiration Date”), the Buyer’s Termination Right shall be deemed waived, and within three (3) days following the Due Diligence Period Expiration Date, Buyer shall deposit an additional deposit in the amount of Five Hundred Thousand and 00/100 ($500,000.00) (“Second Deposit”) with the Title Company, which shall be treated as part of the Earnest Money in all respects.

Notwithstanding anything herein to the contrary, if the final forms of the Ground Lease, Refinance Documents and Employee Lease Agreement cannot be agreed upon in writing by the parties prior to the expiration of the Due Diligence Period, then either party may terminate this Agreement prior to the expiration of the Due Diligence Period upon written notice to the other party, and Buyer shall receive a return of the Earnest Money (including the Non-Refundable Money), and the parties shall be relieved of all further obligations hereunder, except for such items which expressly survive termination of this Agreement.

ARTICLE IV.
Title Matters

4.1            Title Commitment. With ten (10) days after the Effective Date of this Agreement, Buyer will use good faith efforts to obtain and upon receipt shall deliver to Seller a commitment for an ALTA form owner’s policy of title insurance (the “Title Policy”) to be issued by the Title Company, covering the Real Property, naming Buyer as the insured, stating the Purchase Price as the policy amount (the “Title Commitment”). Buyer shall also request the Title Company to deliver to Seller concurrently with the Title Commitment a legible copy of each document that is the basis for an exception to coverage in such Title Commitment (collectively, the “Exception Documents”).

4.2            UCC Searches. Buyer shall promptly order after the Effective Date current searches of all Uniform Commercial Code financing statements and other liens filed with the appropriate government officials against Seller and the Property (the “UCC Searches”). If the UCC Searches reveal claims or liens encumbering all or any portion of the Property, then the cure provisions set forth in Section 4.4 shall apply.

4.3            Survey. Buyer may obtain an updated ALTA survey covering the Real Property (the “Survey”), which Survey shall be prepared by a duly licensed Michigan surveyor; provided, however, in order for Buyer to have the right to object to any survey matters as contemplated in Section 4.4, Buyer must engage a surveyor to survey the Property within five (5) days from the Effective Date, and, upon receipt, Buyer shall cause such Survey to be promptly delivered to Seller and the Title Company. The Survey shall be sufficient to permit the Title Company to delete the standard printed exception in the Title Policy pertaining to matters that would be disclosed by an accurate survey of the Property . The Survey shall contain a certification that complies with ALTA standards and is otherwise acceptable to Buyer and Title Company.

4.4            Review. Buyer shall have five (5) business days after receipt of the last of the Title Commitment, Exception Documents, UCC Searches and Survey (if timely ordered in accordance with this Agreement) within which to notify Seller in writing of any objections Buyer has to any matters appearing or referred to in the Title Commitment, Survey or UCC Searches (collectively, “Title Objections”). Any exceptions or other matters to which Buyer does not object in writing within such five (5) business day period shall be deemed to be permitted exceptions to Seller’s title (the “Permitted Exceptions”). Seller shall have three (3) business days from its receipt of Buyer’s Title Objections to notify Buyer (a) that it will, prior to the Final Closing Date, eliminate or remove, or cause the Title Company to delete, the Title Objections to which Buyer has objected or (b) that it declines to eliminate or remove, or cause the Title Company to delete, specified or all Title Objections to which Buyer objected. If Seller elects not to remove, eliminate or cause to be deleted all Title Objections, or fails to timely provide such election, Buyer may terminate this Agreement in its sole and absolute discretion and receive a return of the Earnest Money and the parties shall be relieved of all further obligations hereunder, except for such items which expressly survive termination of this Agreement; provided, however, the failure of Buyer to terminate this Agreement on or before the earlier of the expiration of five (5) Business Days after Seller’s notice to Buyer as set forth above, and the expiration of the Due Diligence Period shall be deemed Buyer’s election not to terminate this Agreement and such Title Objections that Seller has not agreed to eliminate or remove or cause the Title Company to delete shall be deemed Permitted Exceptions. If Seller agrees in writing to take the actions necessary to eliminate or remove, or cause the Title Company to delete any Title Objections, then such exceptions shall not be Permitted Exceptions and Seller shall cause such Title Objections to be removed, eliminated or deleted prior to or at the Final Closing. Notwithstanding anything to the contrary contained herein, Seller agrees that the following shall not constitute Permitted Exceptions under any circumstances hereunder and shall be removed by Seller at or prior to the Initial Closing (collectively, the “Mandatory Unpermitted Exceptions”): (i) any judgment or mechanics or similar liens which may be removed in accordance with their terms by payment of a liquidated amount (or other means reasonably acceptable to the Title Company) which were created by or through the actions of Seller or its agent, (ii) any mortgages, deeds of trust or other security interests for any financing incurred by Seller other than the Refinance Documents as contemplated in Section 2.4, and (iii) taxes relating to any period prior to the Initial Closing Date which constitute exceptions to title which would be delinquent if unpaid at Initial Closing (and, if any such taxes are payable in installments, such obligation shall also apply to any such installments payable after the Initial Closing Date unless Buyer receives a credit for such taxes under Section 8.1).

4.5            Condominium Estoppel. Promptly following receipt of Buyer’s requested form of estoppel certificate (the “Condo Association Estoppel Certificate”), Seller shall deliver the same to the Condominium Association. Seller shall use commercially reasonable efforts to obtain on or prior to the Initial Closing Date an executed Condo Association Estoppel Certificate from the Condominium Association. Buyer shall be deemed to have approved the Condominium Association Estoppel Certificate so long as there are no material defaults specified therein; in the event that a material default is specified therein then Seller shall have the right, but not the obligation, to attempt to cure any such material default and Buyer shall be deemed to approve the Condo Association Estoppel Certificate provided such material default is cured within fourteen (14) days of receipt of the Condo Association Estoppel Certificate (and the Initial Closing Date shall be extended as necessary in order to give Seller the full benefit of such fourteen (14) day period). The failure of Seller to obtain the Condo Association Estoppel Certificate after exercising commercially reasonable efforts shall not be deemed a default or breach of Seller’s obligations under this Agreement, but is, however, subject to Section 4.5.

4.6            Estoppels. Seller will reasonably cooperate with Buyer’s efforts to obtain any estoppels Buyer may reasonably request in connection with the Contracts, or any Declaration of Covenants, Conditions or Restrictions (or similar title document, but excluding the Condominium Documents addressed in Section 4.5) (each individually an “Estoppel”, and collectively the “Estoppels”); provided, however, Seller shall not be obligated to incur any expense or fee to so obtain any Estoppels, and the failure of Buyer to obtain any such Estoppels shall be not a default by Seller hereunder nor a failure of a condition precedent to Initial Closing or the Final Closing.

ARTICLE V.
Other Obligations and Agreements

5.1            Exclusive Dealing. During the pendency of this Agreement, Seller agrees that it will not entertain, solicit or accept offers from any other prospective purchaser for the purchase of all or any portion of the Property.

5.2            Operation and Maintenance of Property Pending Initial Closing. Between the Effective Date of this Agreement and the Initial Closing Date, Seller agrees, to (i) operate the Hotel in a commercially reasonable manner consistent with how Seller has previously operated the Hotel; (ii) conduct its operation of the Hotel in the normal course of business and maintain its current relationships with suppliers, vendors and trade creditors, provide a level of employment at the Hotel sufficient for the normal operations of the Hotel as currently conducted; (iii) maintain all present utility services and insurance policies (including Seller’s current casualty deductible) for the Property; (iv) perform all of its obligations to be performed under the Condominium Documents and Contracts, and not enter into any modification or amendment of the Condominium Documents (without Buyer’s prior written consent) except as required to comply with the provisions hereof or the provisions of the Condominium Documents; (v) not enter into any new leases or occupancy agreements (except for rental of hotel rooms in the ordinary course of business) without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period and in its sole discretion thereafter; (vi) except for purchase orders entered into in Seller’s ordinary course of business, not enter into any agreements or modify or cancel any Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; (vii) not sell or dispose of any inventory, supplies, equipment or other Personal Property without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period and in its sole discretion thereafter), subject to such depletion and replacement as shall occur and be made in the ordinary course of the operation of the Hotel and in accordance with Seller’s present standards and practices; (viii) not enter into any employment contract or agreement or establish or amend any “employee welfare benefit plan,” “employee pension benefit plan” or “fringe benefit plan” or any other plan or arrangement of a similar nature with obligations that will survive the Initial Closing Date; (ix) promptly send Buyer copies of any notices from any governmental authority received by Seller concerning the Property; (x) make or cause to be made all repairs and replacements reasonably required with respect to any portion of the Property and maintain the Property in the same manner as Seller has maintained the Property prior to the Effective Date; (xi) not take any action or fail to take any action that may constitute a default by Seller under the terms of any agreement relating to the ownership, use, or operation of the Property; (xii) cause all guest rooms/suites vacant 1 or more days to be rent ready at the Initial Closing, including working appliances (if applicable), hardware, lighting and plumbing; and (xiii) not remove any appliances included with any of the guest units or suites without replacing it with a comparable replacement. Following the Initial Closing through the Final Closing, the operation and maintenance required with respect to the Property shall be governed by the Ground Lease.

5.3            Notification of Material Adverse Events. Seller shall promptly notify Buyer in writing of any event following the Effective Date hereof of which Seller is or becomes aware that will or is likely to have a material adverse effect on the business or financial of the Hotel or Seller’s performance of its obligations under this Agreement.

5.4            Indemnity. Seller hereby indemnifies and holds Buyer harmless from and against (a) all third party claims, demands, losses, damages and expenses and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Seller’s ownership and operation of the Property with respect to the period prior to the Final Closing (except to the extent assumed by Buyer in connection with the Initial Closing and/or Ground Lease), and (b) any material breach by Seller of any of its representations and warranties as set forth in Section 9.1 of this Agreement. Buyer hereby indemnifies and holds Seller harmless from and against (x) all third party claims, demands, losses, damages and expenses and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of on in connection with Buyer’s ownership and operation of the Property with respect to the period from and after the Final Closing Date (except as may be expressly set forth in the Ground Lease), and (y) any material breach by Buyer or its assignees of any of its representations and warranties as set forth in Section 9.2 of this Agreement. This Section 2.4 shall survive for the Survival Period.

5.5            Seller’s Employees. All employees employed in connection with the Hotel will be terminated on the Final Closing Date. No employee of Seller shall be terminated by Buyer prior to the Final Closing Date, except with the prior written consent of Seller. At the Initial Closing, Buyer (or its manager) and Seller shall enter into an employee leasing agreement in a form to be agreed to by Buyer and Seller during the Due Diligence Period (the “Employee Lease Agreement”) providing for the lease of Hotel employees by Buyer (or its manager) for the period between Initial Closing and the Final Closing (or the earlier termination of this Agreement) wherein Buyer shall be responsible to reimburse Seller for employee costs during the term of such Employee Lease Agreement.

5.6            Contracts. Effective as of the Final Closing Date, Seller shall terminate, at Seller’s sole cost and expense, all Contracts (including any equipment leases), unless Buyer otherwise directs Seller pursuant to written notice delivered prior to the expiration of the Due Diligence Period. In the event Buyer shall notifies Seller of any of the equipment leases Buyer does not desire to assume, Seller shall be solely responsible for same and such equipment lease and the property related thereto shall be excluded from the assets being sold hereunder. If Buyer elects to assume any of the Contracts (including any equipment leases) and such assignment and assumption requires consent of the counterparty to such agreement, Seller and Buyer shall cooperate to obtain any required approvals with respect to same prior to the Initial Closing.

5.7            Seller Access Following Initial Closing. Buyer and Seller acknowledge and agree that the Ground Lease will contemplate that during the term of the Ground Lease, Buyer shall permit Seller, as landlord thereunder, to have reasonable access to the Property and all books, records and other reasonably requested information in the possession or control of Buyer or its agents concerning the operating of Property, all as to be more particularly set forth in the Ground Lease.

ARTICLE VI.
Conditions Precedent to Closing

6.1            Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to consummate the transactions contemplated by this Agreement at the Initial Closing, and the Final Closing, shall be subject to satisfaction or performance of the following conditions, any of which Buyer may waive in writing:

(a)         Performance of Obligations. Seller shall have performed all of its obligations under this Agreement to be performed on or prior to the Initial Closing or Final Closing, as applicable.

(b)         Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date of the Initial Closing and the Final Closing; provided, however, changes to representations and warranties due to actions or omissions of Buyer pursuant to the Ground Lease or otherwise shall be deemed modifications to such representations and warranties and shall not be a default by Seller or grounds for Buyer to terminate this Agreement.

(c)         Title. At the Final Closing, the Title Company shall be committed to issuing to Buyer the Title Policy insuring Buyer’s fee title to the Real Property in the form contemplated by Section 4.4 and agreed upon by Buyer in accordance therewith in the amount of no less than the Purchase Price upon payment of the premiums therefor and delivery of the documents specified in Article VII below. At the Initial Closing, Buyer and TPG Lender shall each have the option to obtain a leasehold title policy for the benefit of Buyer or a lender title policy insuring TPG Lender’s secured interest in the Real Property in the form contemplated by Section 4.4 upon payment of the premiums therefor and the delivery of the documents specified in Article VII below and the delivery and release of the Release Documents as set forth in Section 2.4.

(d)         Absence of Material Changes. Since the Effective Date of this Agreement, there shall have been no material adverse changes in the business or operations of Seller relating to the Hotel, financial or otherwise.

(e)          Condominium Association Estoppel. As provided in and subject to Section 4.5, the Condo Association Estoppel Certificate shall have been delivered to Buyer on or before the Initial Closing Date.

(f)           No Litigation. No investigation, action, suit, or proceeding shall be pending or threatened before any court or governmental body which seeks to restrain, prohibit, challenge or interfere with the consummation of the transactions contemplated by this Agreement.

6.2            Conditions Precedent to Seller’s Obligations. Seller’s obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and performance of the following conditions, any of which Seller may waive in writing:

(a)          Performance of Obligations. Buyer shall have fully and completely performed its obligations under this Agreement.

(b)         Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects on the date of the Initial Closing and the Final Closing.

(c)          No Litigation. No investigation, action, suit, or proceeding shall be pending or threatened before any court or governmental body which seeks to restrain, prohibit, challenge or interfere with the consummation of the transactions contemplated by this Agreement.

6.3            Satisfaction of Conditions.

(a)          Failure of Buyer Condition. In the event of the failure of any condition set forth in Section 6.1, Buyer, at its sole election, may (i) terminate this Agreement, in which event the Earnest Money shall be released to Buyer, (ii) waive the condition and proceed to the Initial Closing or Final Closing, as applicable, or (iii) extend the Initial Closing Date or Final Closing Date, as applicable, for such additional period of time (except as otherwise expressly provided herein, not to exceed ten (10) days in the aggregate) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.3(a) shall affect Buyer’s rights or remedies under Section 11.2(b) with respect to any breach of this Agreement by Seller.

(b)         Failure of Seller Condition. In the event of the failure of any condition precedent set forth in Section 6.2, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to the Closing, or (iii) extend the Closing Date for such additional period of time (except as otherwise expressly provided herein, not to exceed ten (10) days in the aggregate) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.3(b) shall affect Seller’s rights or remedies under Section 11.2(a) with respect to any breach of this Agreement by Buyer.

ARTICLE VII.
Closing

7.1            Initial Closing. The consummation of the transactions contemplated by this Agreement to be completed as of the Initial Closing shall occur on June 1, 2021, as may be extended hereunder. The date upon which the Initial Closing occurs is referred to as the “Initial Closing Date”). At or before the Initial Closing, the parties shall take such actions and deliver to the other such instruments, items, and documents as are necessary to carry out the purposes of this Agreement due to be completed as of the Initial Closing. The actions to be performed and the instruments, items, and documents to be delivered at the Initial Closing shall include, without limitation, those described in this Section 7.2 and Section 7.3.

7.2            Seller’s Acts and Deliveries. At the Initial Closing, Seller shall deliver, or cause to be delivered, the following to Buyer (or the Title Company):

(a)         The Ground Lease, executed and acknowledged by Seller;

(b)          A Memorandum of the Ground Lease, in a form reasonably agreed to by the parties (the “Memorandum of Ground Lease”), executed and acknowledged by Seller, to be recorded in the real property records of Grand Traverse County, Michigan;

(c)           Evidence of termination of the Management Agreement, effective as of the Initial Closing Date;

(d)         Such customary owner’s title affidavits and so-called “gap indemnities” as may be required by the Title Company in order to issue the Title Policy (or the lender’s policy contemplated in Section 6.1(c)) without exception items which can be deleted by Buyer providing such customary affidavit (the parties acknowledge and agree that the Refinance Documents shall be a Permitted Exception at the Initial Closing, but not the Final Closing);

(e)          An Assignment and Assumption of Contracts, Leases, Hotel Intellectual Property Data and Information, Warranties and Guaranties, and Permits that has been duly executed and acknowledged by Seller;

(f)           A certificate executed by Seller (the “Seller’s Certificate”) stating that each of the representations and warranties of Seller set forth in this Agreement are, as of the Initial Closing Date, true, complete and correct in all material respects (without giving effect to any materiality qualifiers already set forth therein), subject to such qualifications as disclosed therein and the limitations contained in this Agreement;

(g)          An Assignment and Assumption of Condominium Documents and Declarant’s Rights in a form reasonably agreed to by the parties, assigning the rights of the “Declarant” under the Condominium Documents to Buyer on the terms set forth therein;

(h)          A settlement statement addressing prorations set forth in Section 8.1;

(i)           The Refinance Documents, duly executed and acknowledge by Seller;

(j)           The Employee Lease Agreement;

(k)          The following documents to be held by the Title Company in escrow until the Final Closing (pursuant to instructions acceptable to Seller, Buyer and Title Company, each in their reasonable discretion):

(i)          a warranty deed in the form of Exhibit F attached hereto (the “Deed”), executed and acknowledged by Seller, but not dated, conveying to Buyer Seller’s right, title and interest in and to the Real Property, subject to the Permitted Exceptions;

(ii)         a mutual Termination of Ground Lease in a form reasonably agreed to by the parties (the “Ground Lease Termination”), terminating the Ground Lease, effective immediately after the conveyance pursuant to the Deed, executed and acknowledged by Seller, but not dated;

(iii)            A Bill of Sale that has been duly executed and acknowledged by Seller, conveying to Buyer the Personal Property, but not dated;

(l)                 Possession of the Property, subject to rights of guests in possession and tenants pursuant to written leases;

(m)             All Review Documents, including but not limited to Contracts, Warranties and Guaranties, and Permits, Bookings and reservation lists and other books and records with respect to the Hotel;

(n)               A duly executed affidavit from Seller regarding the non-foreign status of Seller sufficient to relieve Buyer of the withholding requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations relating thereto;

(o)               Duly executed affidavits as reasonably required by the Title Company, Buyer’s counsel or Buyer, in form and content reasonably approved by Seller; and

(p)               Such other documents and instruments as may reasonably be required by Buyer, its counsel, or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto, in form and content reasonably approved by Seller.

7.3            Buyer’s Acts and Deliveries. At the Initial Closing, Buyer shall deliver, or cause to be delivered, the following to Seller (or the Title Company):

(a)                A counterpart to the Ground Lease and the Memorandum of Ground Lease;

(b)               A counterpart of the Bill of Sale that has been duly executed by Buyer;

(c)                A counterpart of the Assignment and Assumption of Contracts, Leases, Hotel Intellectual Property Data and Information, Warranties and Guaranties, and Permits that has been duly executed by Buyer;

(d)               A certificate executed by Buyer (the “Buyer’s Certificate”) stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true, complete and correct in all material respects;

(e)                The Refinance Documents, as duly executed by the TPG Lender and funds in the amount of the TPG Loan;

(f)                 The Employee Lease Agreement;

(g)               A counterpart to the Ground Lease Termination, executed and acknowledged by Buyer, but not dated, to be held in escrow until the Final Closing; and

(h)               Such other documents and instruments as may reasonably be required by Seller, its counsel, or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto, in form and content reasonably approved by Buyer.

7.4            Final Closing. The consummation of the transactions contemplated by this Agreement to be completed as of the final closing contemplated herein (the “Final Closing”) shall occur on January 3, 2022, as the same may be extended as contemplated herein, or on such other date as mutually agreed upon by Seller and Buyer in writing, or on such other date following the Initial Closing as designated in Seller’s sole discretion upon at least thirty (30) days’ prior notice to Buyer. The date upon which the Final Closing occurs is referred to as the “Final Closing Date”. At or before the Final Closing, the parties shall take such actions and deliver to the other such instruments, items, and documents as are necessary to carry out the purposes of this Agreement. The actions to be performed and the instruments, items, and documents to be delivered at the Final Closing shall include, without limitation, those described in Section 7.5 and Section 7.6.

7.5            Seller’s Acts and Deliveries – Final Closing.

(a)                Instructions to release the documents being held in escrow pursuant to Section 7.2(j) upon the consummation of the Final Closing;

(b)                An updated Seller’s Certificate;

(c)                An updated title affidavit and/or gap indemnity as contemplated in Section 7.2(d); and

(d)               Such other documents and instruments as may reasonably be required by Buyer, its counsel, or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto, in form and content reasonably approved by Seller.

7.6            Buyer’s Acts and Deliveries – Final Closing.

(a)                Instructions to release the Ground Lease Termination being held in escrow upon consummation of the Final Closing;

(b)               An updated Buyer’s Certificate;

(c)              Such other documents and instruments as may reasonably be required by Seller, its counsel, or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto, in form and content reasonably approved by Buyer; and

(d)               The Purchase Price, subject to the prorations, credits and adjustments set forth herein.

7.7            Closing Statements. For each of the Initial Closing and the Final Closing, the Title Company shall prepare and the parties shall sign at the Closing, closing statements with respect to the Property being sold hereunder, which closing statements shall be prepared in conformity with this Agreement and reflect the financial terms of such sale.

ARTICLE VIII.
Prorations; Costs; and Similar Matters

8.1            Prorations. The following prorations and adjustments will be made effective as of 11:59 p.m. (the “Cut-Off Time”) on the date before the Initial Closing Date (except as expressly set forth herein or as expressly set forth in the Ground Lease). All prorated items accruing from and after 11:59 p.m. shall be paid by Buyer.

(a)                Ad Valorem Taxes. All accrued general real estate, personal property and ad valorem taxes for the current year applicable to the Property shall be prorated as of the Closing Date. Real estate taxes due and payable in the year of Final Closing shall be prorated between Seller and Buyer as of the date of Final Closing based upon the most current information with respect to tax rates and valuation, subject, however, to any payments made by Buyer pursuant to the Ground Lease prior to the Final Closing. All applicable tax rates and valuation of the Property on the Final Closing Date shall be binding upon the parties and shall be deemed final (except as such valuation may alter based on the outcome of any applicable tax appeal, but only to extent such valuation is decreased).

(b)              Special Assessments. All assessments, general or special, levied, pending and/or deferred shall be prorated as of the Final Closing Date, with Seller being responsible for any installments of assessments that are due prior to such date and Buyer being responsible for any installments of assessments that are due on or after such date, subject, however, to any payments made by Buyer pursuant to the Ground Lease prior to the Final Closing.

(c)                Condominium Assessments. All condominium assessments shall be prorated as of the Initial Closing Date and any condominium funds held by Seller on behalf of the condominium association shall be transferred to Buyer.

(d)                Deposits for Bookings and Advance Payments. All Deposits for Bookings and other forms of advance payments shall be prorated as of the date of Initial Closing.

8.2            Closing Costs. Seller and Buyer shall pay the costs of the transactions contemplated by this Agreement as allocated below. Anything in this Agreement to the contrary notwithstanding, the obligation of the parties to pay the allocated costs shall survive the Final Closing or the termination of this Agreement.

(a)                Seller’s Costs. Seller shall pay: (i) the cost of obtaining the Title Commitment, including all abstracting and title examination costs of the Title Company; (ii) one-half (1/2) of the premium for the owner’s Title Policy (not including additional fees or premiums for any endorsements requested by Buyer or costs related to the policy due to a coverage amount in excess of Buyer’s allocation of the Purchase Price to real property); (iii) the cost of the UCC Searches; (iv) one-half (1/2) of any charges by the Escrow Agent and Title Company for holding the Earnest Money and closing the transactions contemplated by this Agreement; (v) all state or local documentary stamp tax or transfer taxes applicable to the Real Property; and (vi) Seller’s accounting, legal and other expenses associated with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

(b)               Buyer’s Costs. Buyer shall pay: (i) recording fees; (ii) one-half (1/2) of any charges by the Escrow Agent and Title Company for holding the Earnest Money and closing the transactions contemplated by this Agreement; (iii) Buyer’s accounting, legal and other expenses associated with the transactions contemplated by this Agreement, whether or not such transactions are consummated; (iv) all survey costs (if any); (v) one-half (1/2) of the premium for the owner’s Title Policy; (vi) any endorsements to the owner’s Title Policy, the lender’s policy (if applicable) and any endorsements thereto, or as otherwise contemplated in Section 8.2(a) above; and (vii) any and all costs in connection with Buyer’s Due Diligence Examination.

8.3            Utilities and Insurance. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing for services prior to the Cut-Off Time, which charges shall be paid by Seller. Charges accruing on and after the Initial Closing Date shall be paid by Buyer. If the amount of the charges owing as of the Cut-Off Time cannot be reasonably determined, the apportionment shall be based at Initial Closing upon the amount of such charges for the immediately preceding billing period but shall be readjusted when the amount of such charges is finally determined. If elected by Buyer, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to Buyer at Initial Closing. A schedule of all utility deposits is to be delivered by Seller to Buyer prior to Initial Closing. Seller agrees to execute, in advance of Initial Closing, any releases or other instruments as required by the utility companies to release information to Buyer with respect to the utilities servicing the Property. All existing accounts maintained by Seller for utility services to the Real Property shall be closed as of the day of Initial Closing and all charges accrued prior to Initial Closing shall be paid by Seller. All deposits for such accounts shall be refunded to and shall belong to Seller. Buyer shall arrange for utility services to the Property commencing on the day of the Initial Closing. Buyer shall be responsible for obtaining insurance coverage covering the Property as of the day of the Closing in accordance with the Ground Lease, and risk of loss with respect to the Property shall pass to Buyer at Closing, in accordance with the Ground Lease.

8.4           Sales and Transfer Taxes. Buyer and Seller agree to reasonably cooperate in the preparation and filing of all necessary documentation and tax returns with respect to all sales taxes and transfer taxes due on this transaction in compliance with applicable laws.

8.5           Hotel Operation Income and Expenses. All items of income and expense with respect to the Hotel Property, including, without limitation, revenues from operations, all Property expenses and sewer and utility costs shall be prorated between Buyer and Seller as of Cut-Off Time. The prorations shall be made in such a manner that Seller shall receive the income and shall be responsible for the foregoing costs and expenses to the extent they relate to the use, occupancy or operation of the Property prior to and through the Initial Closing Date, and that Buyer shall receive the income and shall be responsible for the foregoing costs and expenses to the extent they relate to such use, occupancy or operation of the Hotel Property from and after the Initial Closing Date with respect to cash on hand and revenues from operations, the following provisions shall be applied:

(a)                All food and beverage revenue as of the Cut-Off Time shall be retained by Seller;

(b)              The guest ledger for guests staying at the Hotel Property on the night before the Initial Closing Date, for that night only, shall be split 50/50 between the Seller and the Buyer, less credit card charges, travel company charges and similar commissions;

(c)               Buyer shall purchase, for cash, at the Initial Closing the guest ledger allocated to Seller for Hotel guests staying through the day of the Initial Closing, less credit card charges, travel company charges and similar commissions;

(d)               Buyer shall purchase all cash in petty cash accounts and cash registers at the Property on the Initial Closing Date, but all checks, notes, security and other evidence of indebtedness located at the Property on the Initial Closing Date and balances on deposit to the credit of the Seller with banking institutions are and will remain the Property of the Seller and are not included in this sale;

(e)                All prepaid rentals, room rental deposits and all other deposits for advance registration, banquets or future services to be provided on and after the Initial Closing Date, together with the value of any outstanding gift certificates, vouchers, or coupons, shall be credited to Buyer;

(f)                 Buyer shall forward to Seller, promptly upon receipt, any and all revenues due to Seller hereunder and collected by Buyer following Initial Closing.

(g)              The compensation of the Hotel employees (including, without limitation, all wages, salaries, unused or unpaid earned or accrued employee benefits, including vacation pay, sick leave and bonuses) (collectively, “Employee Compensation”) working as of the Cut-Off Time will be prorated as of the end of their respective shifts and following the Initial Closing until the Final Closing shall be subject to the Employee Lease Agreement. At the Final Closing, subject to any reimbursements owed Seller pursuant to the Employee Lease Agreement, Seller shall pay to all Hotel employees all Employee Compensation earned or accrued prior to the Final Closing.

(h)               At the Initial Closing, the Parties shall prepare and agree to a schedule of the prorations to be made at the Initial Closing. To the extent the exact amount of any item of cost, expense or income to be prorated pursuant to this Section is not known as of the Initial Closing Date, the Parties shall, in preparing the schedule of prorations, either reasonably estimate such cost, expense or income, or not include the same in the Schedule (in which latter event the item shall be treated as having been estimated to be zero). Thereafter, as either Party receives receipts, bills or other notices of the actual amount of income, costs or expenses that were originally prorated on the basis of estimates or that were not previously prorated or paid, such Party shall so notify the other Party and the prorations called for by this Section shall be recalculated. Within fifteen (15) days after each such recalculation, the Parties shall make the appropriate cash adjustment between them. Each Party shall have reasonable access to the books and records of the other Party to verify all prorations made pursuant to this Section. Utility accounts for utilities serving the Property shall be changed to Buyer’s name on the Initial Closing Date. It is the intent of the Parties to make a final reconciliation of prorated amounts within ninety (90) days after the Initial Closing.

(i)               Seller shall retain all accounts receivable from the operations of the hotel accruing prior to the Initial Closing (“Seller Accounts Receivable”). At the Initial Closing, Seller shall provide Buyer with an aging summary of all outstanding Seller Accounts Receivable from the operations of the Hotel. Any payments received by Buyer of the Seller Accounts Receivable shall be paid to Seller. Buyer shall provide Seller with such information from the books and records of the Hotel as Seller may reasonably request in order to assist Seller in collecting the Seller Accounts Receivable. Buyer agrees to remit to Seller without offset and not less frequently than monthly, any funds received that are attributable to the Seller Accounts Receivable received by Buyer. Buyer shall use its commercially reasonable efforts to collect Seller Accounts Receivable post-Closing and promptly remit same to Seller as they are received by Buyer less any reasonable collection costs. Alternatively, at Buyer’s option, Buyer may purchase Seller’s accounts receivable aged sixty (60) days or less at the Initial Closing for ninety percent (90%) of par. Buyer shall not offset any such monies received by Buyer against any claims Buyer may have against Seller.

(j)                 All accounts payable owing as of the Cut-Off Time for merchandise, foodstuffs, supplies and other materials and services delivered or rendered to Seller or the Property prior to the Cut-Off Time in the ordinary course of business and in accordance with this Agreement shall be paid for by Seller, together with the cost of repair or service of all Personal Property delivered to a shop for repair or service prior to the Initial Closing Date whether returned to the Hotel before or after the Initial Closing.

(k)               At the Initial Closing, Buyer shall purchase, at the same invoice price paid by Seller, all unopened food and beverage inventory and all retail inventory owned by Seller in respect of the Property, and all such property will be transferred to Buyer at the Initial Closing. As used herein, “unopened” shall refer to the actual packages of items, not the case or box containing such unopened packages. The Purchase Price shall be adjusted at the Initial Closing so that the Purchase Price is increased by the purchase price of such retail inventory and unopened food and beverage inventory sold to Buyer.

(l)                 Such other items which have not been addressed above and which are customarily prorated and adjusted in the sale of a hotel shall be prorated on the Initial Closing Date in accordance with standard, customary prorations, unless to be addressed in the Ground Lease or at the Final Closing.

(m)             Seller and Buyer shall reasonably cooperate in good faith after the Initial Closing to make a final determination of the prorations required hereunder (i) with respect to accounts receivable, promptly after receipt of all amounts owing under such accounts receivable, and (ii) with respect to all other prorations required hereunder, no later than thirty (30) days after the Closing Date. Upon the final reconciliation of the prorations under this Agreement, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

(n)               All baggage or other property of patrons of the Property checked or left in care of Seller shall be listed in an inventory to be prepared jointly by the employees, agents or representatives of the parties and in duplicate and signed by Seller’s and Buyer’s representatives on the Initial Closing Date. Buyer shall be responsible from and after the Initial Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory.

(o)               To the extent Seller has obtained a loan in connection with the Paycheck Protection Program loan (the “PPP Loan”) under the U.S. Small Business Administration (“SBA”), Coronavirus Aid, Relief, and Economic Security Act, and such PPP Loan has not been fully paid or forgiven on or before the Final Closing, Seller shall comply with the SBA requirements with respect to payment and/or forgiveness with respect to such PPP Loan, or otherwise comply with the SBA procedural notice dated October 2, 2020 (and any subsequent applicable notice, rule or regulation) regarding changes of ownership transactions. In all cases, Seller shall indemnify, defend and hold Buyer harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) relating to such PPP Loan.

8.6            Tax Reduction Proceedings. Seller may file and/or prosecute an application for the reduction of the assessed valuation of any of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to the Property for the tax year in which the Final Closing Date occurs shall be apportioned between Seller and Buyer. Tax refunds for any year prior to the tax year in which the Final Closing Date occurs shall belong entirely to Seller. If, in lieu of a tax refund for the tax year in which the Final Closing Date occurs or a prior tax year, a tax credit is received for the tax year in which the Final Closing Date occurs or subsequent tax year, then (x) within thirty (30) days after receipt by Seller or Buyer, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Buyer and (y) upon realization by Buyer of a tax savings on account of such credit, Buyer shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Final Closing Date occurs shall belong solely to Seller (and Buyer shall have no interest therein). The provisions of this Section 8.6 shall survive the Final Closing. To the extent of any conflict, this section 8.6 shall control over Section 8.1(a).

ARTICLE IX.
Representations and Warranties

9.1            Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)               Title. The Property is, and will from the date hereof to the Final Closing Date be, owned, legally and beneficially and of record by Seller. Seller has an insurable fee simple estate in the Real Property, which as of the Initial Closing and the Final Closing shall be subject only to the Permitted Exceptions.

(b)               Leases. With the exception of the Bookings, there are no leases or other agreements under which any person or entity other than Buyer will have the right to occupy any portion of the Property after the Initial Closing, except Hotel guests and other users or occupants of the Property.

(c)                Organization. Seller (i) is duly formed, validly existing and in full force and effect under the laws of the State of Ohio, and (ii) has full power and authority to execute and deliver this Agreement and carry out its obligations hereunder.

(d)               Consents. To Seller’s knowledge, no consent, approval, or authorization from any governmental authority or other third party is required to be obtained by Seller in connection with the execution, delivery, and performance by Seller of this Agreement.

(e)                 Review Documents. To the best of Seller’s knowledge, all Review Documents that have been or will be furnished to Buyer are true, accurate and complete in all material respects.

(f)                  Financial Statements. The Financial Statements for Seller that have been or will be provided to Buyer fairly represent the results of operation of the Hotel for the period indicated and are true, complete and accurate in all material respects.

(g)                Contracts. During the Due Diligence Period, Seller shall have provided to Buyer true and correct copies of all Contracts, and have advised Buyer of the terms of any oral contracts. There are no other written or oral contracts of any kind to which Seller is a party relating to the operation, maintenance, or repair of the Property. Seller is not in default under any of the Contracts, and Seller has received no notice of any default from any other party to the Contracts. No other party is in default under any of the Contracts.

(h)                Labor and Materials. All bills and claims for services, labor, and materials for the Property shall be paid or provided for at or prior to the Initial Closing, and at the Initial Closing there shall exist no lien or claim (whether or not lienable) arising from labor performed or material supplied affecting the Property.

(i)                 Payroll Taxes. All employee payroll taxes (including social security and unemployment taxes) for time periods prior to the Initial Closing Date shall be paid or provided for at or prior to the Initial Closing.

(j)                  Property Taxes. All general taxes and special assessments on the Property due and payable with respect to calendar years prior to 2021 have been paid in full or will be paid.

(k)                Other Taxes. Seller has paid all sales taxes, use taxes and all other taxes relating to the operation of the Hotel Property which are due and payable.

(l)                  Additional Tax Representation. Seller has not received written notice of an audit of any taxes payable with respect to the Hotel, which audit has not been resolved or completed, and Seller is not currently contesting or prosecuting any appeal or request for abatement or rollback with respect to any taxes, levies or assessments with respect to the Hotel (including any real property taxes and assessments with respect to the Real Property). All tax returns of Seller required to have been filed for the Hotel have been filed.

(m)             Litigation. There are no pending (or, to Seller’s knowledge, threatened) judicial, municipal or administrative proceedings (including bankruptcy proceedings) affecting the Property or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof.

(n)               Condemnation. There are no condemnation, eminent domain, or similar proceedings or actions pending, or to Seller’s knowledge, threatened, with respect to the Property or any part thereof.

(o)               Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, has been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

(p)               Compliance with Environmental Laws. Except as otherwise disclosed in environmental reports provided to Buyer during the Due Diligence Period, to the best of Seller’s knowledge, no Hazardous Materials are located on the Property, except for Hazardous Materials in such amounts as are permitted by applicable Environmental Laws and used in the ordinary course of business in operating, maintaining or repairing the Hotel. Seller has not received any written notice from a governmental authority or entity alleging or stating a violation of any Environmental Laws with respect to the Property. To the best of Seller’s knowledge, Seller and the Property are currently in compliance with all applicable Environmental Laws, and there has been no storage, treatment, generation, transportation or Release of any Hazardous Materials at, upon or under the Property that represents a current violation of, or an actionable claim under, any applicable Environmental Laws. Any Hazardous Materials that have been heretofore removed from the Real Estate or otherwise remediated have been removed or remediated in accordance with all applicable Environmental Laws and no further action is required by Seller. For the purposes of this Agreement,

(i)            “Environmental Laws” means the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3001 et seq; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq; the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq., and equivalent state laws and regulations designed to protect human health and the environment, including, without limitation, those relating to manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, soil, surface or ground water or noise pollution; Releases; and notification requirements relating to the foregoing;

(ii)            “Hazardous Materials” means and includes the following, including mixtures or combinations thereof: (a) any substance or material that is now or in the future included within the definitions of or regulated as “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” “universal waste,” “waste” or “solid waste” in any Environmental Law; (b) oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; (c) asbestos and asbestos-containing materials; and (d) polychlorinated biphenyls.

(iii)            “Release” means a reportable spill, discharge, leak, emission, dumping, or other release of any Hazardous Materials into the environment, including without limitation any Release of a reportable quantity or which is deemed subject to CERCLA by the governmental authority responsible for implementing CERCLA.

(q)               Compliance with Other Laws. To the best of Seller’s knowledge, Seller and Hotel Manager (with respect to the Hotel) have complied with all federal, state, county, and local laws, ordinances, regulations and orders applicable to Seller or the Property, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Seller or the Hotel alleging any failure to so comply.

(r)                 Compliance with the Condominium Documents and Association Documents. All Condominium Documents and Association Documents are in full force and effect and, to Seller’s knowledge, comply, in all material respects, with all applicable Michigan State statutes (including, without limitation, condominium statutes) and the requirements of any governmental authority having jurisdiction. Seller has delivered (or will deliver) to Buyer true, correct and complete copies of the Condominium Documents and Association Documents, and the Condominium Documents and Association Documents have not been supplemented, modified or amended, and there are no other material agreements with respect to the condominium regime or the Association. To Seller’s knowledge, no party to the Condominium Documents or Association Documents is in default under the Condominium Documents, and no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or any other party thereunder.

(s)                Permits and Notices. Seller has all Permits necessary for the use and occupation of the Real Property. Seller has not received any written notice or written report from any governmental authority alleging that the Property or any portion thereof, and the use and operation thereof, is not in compliance with all applicable municipal and other governmental laws, ordinances, regulations, codes, permits, and authorizations.

(t)                 Pending Insurance Claims. There are no pending insurance claims by Seller with respect to loss or damage to any of the Property.

(u)               Prohibited Persons and Transactions. Neither Seller nor to Seller’s knowledge any of its Affiliates or any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives, or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List), or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(v)               Employees. There are no employment agreements or employment contracts (written or otherwise) to which Seller or Hotel Manager is a party that will be binding on Buyer as of the Initial Closing. There is no collective bargaining agreement or union contract pertaining to the Hotel or Hotel employees, and no union is serving as a collective bargaining agent for any of Seller’s employees as of the Effective Date, and no effort currently exists to organize any of Seller’s employees into a bargaining unit, and has there been no union representation involving any Hotel employee within the last five (5) years. With respect to the Hotel, there are no (i) ongoing or, to Seller’s knowledge, threatened labor strikes, work stoppages, or lockouts in effect by any Hotel employees, (ii) grievances, complaints, or charges by any current or former Hotel employees with respect to employment or labor matters involving the Hotel (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or, to Seller’s knowledge, threatened in writing in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure, or (iii) internal written grievances, written complaints or written charges by current or former Hotel employees involving the Hotel with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices). To Seller’s knowledge, there are no pending governmental audits or investigations of employment practices or policies at the Hotel, and neither Seller nor Hotel Manager nor the Hotel is subject to any order, consent decree, judgment or injunction in respect of any matter relating to the Hotel. To Seller’s knowledge, all individuals classified as independent contractors who currently work or in the past have worked at the Hotel are or were properly classified as independent contractors under applicable legal requirements.

(w)             ERISA. No lien exists on the Property by operation of law or otherwise as a result of the operation or maintenance by Seller, or an Affiliate of Seller, of any employee benefit plan, as that term is defined in ERISA. Seller is not an employee benefit plan and none of Seller’s assets are plan assets as defined or determined under ERISA.

(x)               Right of First Refusal/Option. Other than Buyer pursuant to this Agreement, no other party has any right (including any right of first refusal or first offer) or option to purchase or otherwise acquire the Hotel or any portion thereof or any interest therein.

(y)               Management Agreement. The Management Agreement is in full force and effect. There is no other management or operating agreement with respect to the Property or the Hotel and there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Management Agreement that will survive the Initial Closing. Seller, at Seller’s sole cost and expense, must terminate the Management Agreement effective as of the Initial Closing. Buyer shall not be obligated to accept or assume any right, title, interest, duty or obligation in, to or under the Management Agreement, and neither Seller nor Manager shall have any claim or cause of action against Buyer for any loss, cost, damage or liability under the Management Agreement.

(z)                Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

(aa)            Intellectual Property. Exhibit G contains a true, accurate and complete list of all registered and/or applied for trademarks, trade names, and service marks related to the Hotel. There has been no litigation, claims or proceedings made or brought in connection with any of the Hotel Intellectual Property Data and Information. To Seller’s knowledge, there is no party that has any legal rights or interest in any trademark, service mark, logo, recipe, name of hotel restaurants or other food and beverage outlet or other identifying material or symbol used in connection with the Hotel and no party is infringing, misappropriating or otherwise misusing any of the foregoing.

(bb)           Data Security. To Seller’s knowledge, Seller has not received written notice of any violation of Data Rules pertaining to the personal information of Hotel guests in Seller’s or Hotel Manager’s possession.

(cc)            Improvements. There are no ongoing capital improvement projects at the Property that have commenced on or before the date hereof that will not be completed and paid for in full prior to Initial Closing.

For purposes of this Section 9.1, and the documents to be delivered pursuant hereto, references to “to Seller’s knowledge” or “Seller’s knowledge” or “Seller has no knowledge” or words of similar import shall mean the actual, present, conscious knowledge of Joseph Moffa (the “Seller Knowledge Individual”), with a commercially reasonable duty of investigation and inquiry, including inquiry of the Hotel Manager, provided, however, that the Seller Knowledge Individual shall not have any individual liability in connection herewith.

9.2            Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)                Consents. No consent, approval, or authorization from any governmental authority or third party is required to be obtained by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement.

(b)               Authority. The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, have been duly authorized by Buyer, and this Agreement is binding on Buyer and enforceable against Buyer in accordance with its terms. Neither the execution of this Agreement nor consummation of the transactions contemplated hereby will (i) result in a breach of, default under or acceleration of any agreement to which Buyer is a party or by which Buyer is bound, or (ii) violate any restriction, court order, agreement or other legal obligation to which Buyer is subject.

(c)                Litigation. To Buyer’s knowledge, there are no pending (or threatened) judicial, municipal or administrative proceedings (including bankruptcy proceedings) affecting the Property or in which Buyer is or will be a party by reason of Buyer’s ownership or operation of the Property or any portion thereof that are not fully covered by insurance maintained by Buyer or a third party.

(d)               Prohibited Persons and Transactions. Neither Buyer nor to Buyer’s knowledge any of its Affiliates or any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives, or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List), or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

9.3            Survival of Representations and Warranties. The representations and warranties contained in Sections 9.1 and 9.2 of this Agreement shall survive the Final Closing and the consummation of the transactions contemplated by this Agreement for a period of twelve (12) months (the “Survival Period”).

9.4            Changes to Representations and Warranties. The Parties acknowledge and agree that there may be certain factual changes to the representations and warranties set forth herein between the Initial Closing Date and the Final Closing Date due to acts or omissions permitted hereunder or pursuant to the Ground Lease, therefore, Seller’s and Buyer’s representations and warranties set forth in this Article IX shall be deemed modified to reflect any changes in the same as a result of changes of facts resulting from any actions and omissions which are permitted under this Agreement or the Ground Lease, and shall not be a default by Seller or grounds for Buyer to terminate this Agreement.

ARTICLE X.
Casualty or Condemnation

10.1            Casualty or Condemnation. If, prior to the Final Closing, all or any portion of the Property is damaged by fire or other casualty (collectively, “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, “Eminent Domain”), then the following procedures shall apply:

(a)                $250,000 or Less. If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $250,000 or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, or such Eminent Domain would not (i) cause the Hotel to be in violation of any applicable law, including, without limitation, zoning laws and requirements, (ii) result in any permanent material reduction or restriction in access to the Real Property, or (iii) have a permanent materially adverse effect on the business as conducted prior to such taking (in Buyer’s commercially reasonable discretion), Buyer shall close and purchase the Property and receive a credit from Seller in the estimated amount of the repair or replacement at the Initial Closing. Seller shall pay the amount of the insurance deductible to Buyer, and any casualty insurance or condemnation proceeds shall be the sole and exclusive property of Seller.

(b)               In Excess of $250,000. If the aggregate cost of repair and/or replacement is greater than $250,000, in the opinion of Buyer’s and Seller’s respective engineering consultants, or such Eminent Domain would (i) cause the Hotel to be in violation of any applicable law, including, without limitation, zoning laws and requirements, (ii) result in any permanent material reduction or restriction in access to the Real Property, or (iii) have a permanent materially adverse effect on the business as conducted prior to such taking (in Buyer’s commercially reasonable discretion), then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be refunded to Buyer and neither party shall have further liability hereunder, except as otherwise provided in this Agreement; or (ii) proceed to close subject to a reduction of the Purchase Price by an amount equal to the insurance deductible, which shall be applied against the cash otherwise due at the Final Closing, together with an assignment of the proceeds of Seller’s casualty insurance for all Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall reasonably cooperate with Buyer in the adjustment and settlement of the insurance claim (or condemnation award). The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Final Closing shall likewise be transferred and paid over to Buyer.

(c)                Elections and Disputes. The parties shall make all elections and determinations within twenty (20) business days following occurrence of the event giving rise to the Damage or Eminent Domain. In the event of a dispute between Seller and Buyer with respect to the cost of repair and/or replacement with respect to the matters set forth in this Article X, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the State of Michigan who shall solely resolve such dispute. All fees, costs, and expenses of third engineer so selected shall be shared equally by Buyer and Seller.

(d)               Ground Lease. In the event of Damage or a Condemnation occurring between the Initial Closing and the Final Closing, the Ground Lease shall govern the treatment of insurance and/or condemnation proceeds.

ARTICLE XI.
Termination and Default Prior to Closing

11.1            Termination. If this Agreement is terminated by Seller or Buyer pursuant to an express right granted herein, the parties shall have no further rights or obligations to each other; provided, however, the provisions of this Section 11.1 and Sections 3.1, 3.4, 8.2 and 12.12 shall survive such termination and continue to bind the parties. Further, if this Agreement is so terminated, Buyer shall maintain the confidentiality of Seller’s records and other matters disclosed by Seller or otherwise discovered by Buyer in connection with the transactions contemplated hereby as required by Section 3.2; promptly return or destroy any of Seller’s records and other matters delivered to Buyer by Seller in connection with the transactions contemplated by this Agreement (subject to bona fide retention policies); and deliver to Seller copies of all studies, reports and other materials produced by third parties for Buyer in connection with the physical condition of the Property with no representation or warranty regarding the accuracy or completeness of any such third-party reports.

11.2            Default Prior to Closing.

(a)                Default by Buyer. If Buyer defaults in performing its obligations under this Agreement in any material respect (except in the case of Buyer’s failure to close on the Final Closing Date, in which case there shall be no cure period), and such default continues uncured for five (5) days after Seller gives Buyer written notice of such default, then for so long thereafter as such default continues uncured, Seller, as its sole and exclusive remedy for any such default, shall be entitled to terminate this Agreement by giving Buyer written notice to such effect, and thereafter (i) Escrow Agent shall deliver the Earnest Money to Seller, (ii) to the extent the TPG Loan has been entered into, Buyer shall cause TPG Lender to reduce the balance of the TPG Loan by $1,000,000.00 (the “TPG Loan Credit”), (i) and (ii) collectively as liquidated damages for Buyer’s default, and (iii) to the extent entered into, the Ground Lease shall be terminated as of the date of the termination of this Agreement, and neither party shall thereafter have any further rights or liabilities under this Agreement, except any obligation that, pursuant to the terms of this Agreement, specifically survives the termination of this Agreement. The parties acknowledge that the actual amount of damage resulting from a default by Buyer would be difficult or impossible to accurately ascertain, and that the foregoing sum is a reasonable estimate of such damages under the circumstances existing as of the date of this Agreement. The parties further acknowledge that the TPG Loan Credit is being provided in lieu of Buyer depositing an additional $1,000,000.00 of earnest money at the Initial Closing, therefore the TPG Loan Credit is a material element of the transaction contemplated under this Agreement, and TPG Lender agrees that it will properly credit the $1,000,000.00 against to balance of the TPG Loan, in the event of Buyer’s default under this Agreement (subject to any grace and cure period provided herein) and Seller’s termination of this Agreement in accordance with this Section 11.2(a). In the event TPG Lender fails to provide Seller the TPG Loan Credit as contemplated by this Section 11.2(a), then notwithstanding anything herein to the contrary, Seller shall be entitled to pursue any and all remedies against Buyer and/or TPG Lender, which may be available at law and/or in equity, including but not limited to damages in the amount of the Earnest Money and TPG Loan Credit (excluding, however, special, consequential and punitive damages).

11.3            Default by Seller. If Seller defaults in performing its obligations under this Agreement, and such default continues uncured for five (5) days after Buyer gives Seller written notice of such default, then Buyer shall have the right, after delivery of written notice to Seller of such failure to exercise any one of the following as Buyer’s sole and exclusive remedy:

(a)               proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Buyer shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties; or

(b)              terminate this Agreement by giving Seller written notice of such election prior to the consummation of the Initial Closing or Final Closing, as applicable, whereupon (i) Escrow Agent shall promptly return the Earnest Money to Buyer, (ii) Seller shall reimburse Buyer, upon receipt by Seller of reasonable written evidence thereof, for its actual, out-of-pocket due diligence expenses related to the Transaction contemplated by this Agreement, not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000) in the aggregate, (iii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination; or

(a)                seek specific performance on the part of Seller under the terms of this Agreement; provided such action seeking specific performance is initiated in a court of competent jurisdiction within sixty (60) days after the scheduled Initial Closing Date or Final Closing Date, as applicable. Failure to file a suit for specific performance within such sixty (60) day period shall be deemed a waiver of such remedy.

11.4            Remedies After Closing. If it is determined at any time after the Initial Closing and prior to the expiration of the Survival Period that any of the representations and warranties of Seller set forth in this Agreement were not accurate in any material respect as of the Effective Date (or as reaffirmed) or Seller breaches any covenant that survives the Initial Closing, then, provided that Buyer has delivered written notice to Seller of such inaccuracy or breach prior to the expiration of the Survival Period, unless Seller cures such inaccuracy or breach to Buyer’s reasonable satisfaction (by paying money and, as applicable, performing any act or acts necessary to do so) on or before fifteen (15) days after such written notice from Buyer of such inaccuracy, Seller shall be liable to Buyer with respect to such inaccuracy in such representations and warranties or breach and Buyer shall be entitled to any right or remedy which Buyer may otherwise have against Seller either at law, or in equity or otherwise on account of such inaccuracy or breach. The provisions of this section shall survive the Final Closing (and not be merged therein) or any earlier termination of this Agreement. Seller agrees that, during the Survival Period, Seller shall maintain cash liquidity of not less than $250,000.00.

11.5              Survival. This Article XI shall survive the Initial Closing, the Final Closing or the earlier termination of this Agreement.

ARTICLE XII.
Miscellaneous

12.1              Brokerage Commission. Seller shall pay the brokerage commission to Alpine Realty Capital Exclusive Realty which shall be paid and discharged at the Final Closing pursuant to a separate written agreement. Except as provided in this Section 12.1, Buyer and Seller each represent and warrant that they have not been represented by any broker in connection with the sale of the Property, and no commissions or fees are due to any broker or finder’s fees by reason of either party’s actions in this matter. Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property. Notwithstanding anything in this Agreement to the contrary, the indemnity obligations in this Section shall survive the termination of this Agreement or the Final Closing.

12.2              Construction of Agreement. In the construction and interpretation of the terms of this Agreement, the rule of construction that a document is to be construed most strictly against the party who prepared it shall not be applied because both Buyer and Seller have participated in the preparation of this Agreement.

12.3              Integration; Modification; Waiver. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the subject matter hereof and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to such subject matter. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by a specifically authorized officer, director or agent of the party against whom enforcement of the modification or waiver is sought.

12.4              Headings; Construction. The headings that have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. The words “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section unless the context otherwise requires. If the last day of any time period stated herein shall fall on a Saturday, Sunday, or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day that is not a Saturday, Sunday, or legal holiday.

12.5           Assignment. At or prior to the Initial Closing and/or the Final Closing, Buyer may assign this Agreement to an Affiliate of Buyer without the prior consent of Seller, provided that Buyer gives Seller written notice of such assignment and furnishes a copy of the document evidencing such assignment, and further provided that Buyer shall not be relieved of any liability hereunder. Any other assignment by Buyer of its rights under this Agreement shall be subject to approval by Seller, which approval shall not be unreasonably withheld or delayed; provided in any such case, Buyer shall not be relieved of any liability hereunder. Seller shall not assign any of its rights or obligations under this Agreement without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

12.6              Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.7             1031 Exchange. Buyer and Seller agree to reasonably cooperate if either party elects to structure the transaction as a “like-kind” or other tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. If either party elects to effect a tax-deferred exchange, such an exchange shall not interfere with or excuse the party’s obligations under this Agreement, and Seller shall be required to sell the Property directly to Buyer and Buyer shall be required to purchase the Property directly from Seller for the price and on the terms set forth in this Agreement. In no event shall the non-exchanging party be required to pay funds or incur expenses (including attorney’s fees) in addition to those called for elsewhere in this Agreement. Further, in no event shall an election to affect a tax-deferred exchange delay the Final Closing.

12.8              Further Acts. In addition to the acts recited in this Agreement to be performed by the parties, the parties shall perform or cause to be performed at the Initial Closing or Final Closing, as applicable, or after the Initial Closing or Final Closing, as applicable, any and all such further acts as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

12.9              Time of the Essence. Time is of the essence of this Agreement.

12.10            Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally recognized overnight express delivery service, by U.S. registered or certified mail, return receipt requested, postage prepaid, or by electronic transfer to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

If to Seller:	PRIDE ONE CHERRY TREE, LLC &
IPN-PRIDE INVESTMENT HOLDINGS, LLC
Attn: Douglas C. Leohr, Manager
2211 Medina Road, Suite 100
Medina, Ohio 44256
Email: dleohr@prideone.cc

with a copy to:	The Law Offices of Phillip A. Helon
Attn: Phillip A. Helon, Esq.
2211 Medina Road, Suite 100
Medina, Ohio 44256
Email: pah@helonlaw.com

If to Buyer:	The Procaccianti Group, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920-6320
Attention: Ron M. Hadar, General Counsel
E-mail: rhadar@procaccianti.com

With a copy to:	Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Catherine E. Morgen
E-mail: cmorgen@mmmlaw.com

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered by hand; (b) on the date received if sent by overnight express delivery or if sent by U.S. mail; or (c) on the date of transmission, if sent by electronic transfer device. Such notices shall be deemed received (i) on the date of delivery, if delivered by hand or overnight express delivery service; (ii) on the date indicated on the return receipt if mailed; or (iii) on the date of transmission, if sent by electronic transfer device. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.

12.11            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

12.12            Litigation. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, Grand Traverse County, Michigan, shall be the sole and exclusive venue of such litigation. The non-prevailing party shall pay all court-awarded costs and reasonable attorneys’ fees incurred by the prevailing party in connection with such litigation. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 12.12 shall survive the termination of this Agreement.

12.13            No Partnership or Joint Venture. The parties shall not by virtue of this Agreement be deemed to be partners or joint venturers.

12.14            No Third Party Beneficiary. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 12.5 and no other person or entity shall be entitled to rely hereon, receive any benefit here from or enforce against any party hereto any provision hereof.

12.15            No Recordation. Neither Buyer, any affiliate of Buyer, nor any person acting by or on behalf of Buyer, shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records. The foregoing shall not prohibit the recording of the Memorandum of Ground Lease as contemplated in this Agreement.

12.16            Counterparts. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. The signatures of all the parties need not appear on the same counterpart, and delivery of a signed counterpart signature page by fax or PDF or other electronic transmission (including, but not limited to, DocuSign or similar electronic signature platforms or technologies) is as effective as signing and delivering an original.

12.17            Severability. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered.

[Balance of Page Intentionally Blank; Signatures on Following Page]

EXECUTED AND DELIVERED as of the date first stated above.

SELLER:	PRIDE ONE CHERRY TREE, LLC, an Ohio limited liability company

	By:	IPN-PRIDE INVESTMENT HOLDINGS, LLC,
an Ohio limited liability company

Its: Manager

	By:	/s/ Douglas C. Leohr
Name: Douglas C. Leohr
Title: Manager

Date: April 28, 2021

IPN-PRIDE INVESTMENT HOLDINGS, LLC,
an Ohio limited liability company

	By:	/s/ Douglas C. Leohr
Name: Douglas C. Leohr
Title: Manager

Date: April 28, 2021

BUYER:	THE PROCACCANTI GROUP, LLC, a Rhode Island limited liability company

By:	/s/ James A. Procaccianti
	Name:	James A. Procaccianti
	Title:	Manager

Date: April 28, 2021

TPG Lender:	The Procaccianti Group, LLC

By:	/s/ James A. Procaccianti
	Name:	James A. Procaccianti
	Title:	Manager

Date: April 28, 2021

EXHIBIT A

LEGAL DESCRIPTION

(HOTEL PROPERTY)

[subject to confirmation upon review of title commitment with respect to excluded units]

Units 1-77 inclusive, Cherry Tree Condominium, pursuant to Grand Traverse County Subdivision Plan 317, but excluding fractional interests in Units 2, 3, 4, 9, 23, 24, 37, 45 and 72 which are not owned by Seller (consisting of Units 2A, 2C, 3A, 3D, 4D, 9D, 23D, 24D, 37A, 45A, 72B, and 72F)

EXHIBIT B

FORM OF GROUND LEASE

[TO BE AGREED UPON IN ACCORDANCE DURING THE DUE DILIGENCE PERIOD]

EXHIBIT C

ALLOCATION

[TO BE ATTACHED IF AGREED UPON IN ACCORDANCE WITH SECTION 2.2(c)]

EXHIBIT D

FORM OF REFINANCE DOCUMENTS

[TO BE AGREED TO DURING DUE DILIGENCE IN ACCORDANCE WITH SECTION 2.4]

EXHIBIT E

DUE DILIGENCE DOCUMENTS

Due Diligence Checklist – Cherry Tree Inn
Items Requested
1. Financial / Accounting
1.01	Detailed monthly financial statements (Prior 5 Years and YTD)
1.02	Detailed monthly 2021 budget
1.03	Detailed monthly 2021 actual-reforecast
1.04	Detail of any non-recurring events in last 5 year financial statements (Revenue and Expense)
1.05	YE audited financials if available or internally audited P&Ls
1.06	STR Reports (2018, 2019, 2020 and YTD)
1.07	Reserve account balance
1.08	Balance sheet for asset (2018, 2019, 2020 and YTD)
1.09	AR / AP statements (2018, 2019, 2020 and YTD)
1.10	General Ledger (2018, 2019, 2020 and YTD)
1.11	Historic Retail Rent Rolls

2. Sales & Marketing / Operations / Management
2.01	2021 Marketing & Business Plan
2.02	List of top producing accounts (rate & # of nights) for current year and change from previous
2.03	Segmentation reports (2018, 2019, 2020 and YTD)
2.04	Booking pace reports
2.05	2021 Citywide calendar
2.06	Internet production reports (Expedia, Booking.com etc.)
2.07	Reservation contribution reports (2018, 2019, 2020 and YTD)
2.08	Schedule of any corporate contracts (crew & services)
2.09	Most recent QA / GSS reports
2.10	Turnaway / lost business reports
2.11	Utility bills (2018, 2019, 2020 and YTD)
2.12	Detailed breakdown of advertising expenditures and any associated contracts (printed, digital, etc.)
2.13	Summary schedule of all fees/costs allocated to or charged by management company
2.14	Summary schedule of all corporate costs that hit asset P&L
2.15	Website performance dashboard and any SEO dashboards

3. CapEx
3.01	Detailed historical capital expenditures (Past 5 years)
3.02	Five year capital plan (2021-2025)

4. Physical & Environmental
4.01	Physical (hotel and marina), structural & seismic reports
4.02	Environmental reports
4.03	List of any known physical or environmental issues
4.04	Site plans
4.05	Floor plans
4.06	ADA study, if applicable
4.07	Any other existing third party reports

5. Contracts & Leases
5.01	Service / vendor / maintenance contracts and summary list of same
5.02	Purchasing agreements
5.03	Management agreement (+ amendments & side letters)
5.04	List and copies of all leases with descriptions (marina, tenant, equipment, off-site)
5.05	Parking agreements
5.06	Consulting agreements
5.07	Rate agreements

6. Taxes
6.01	Detailed buildup for the tax line items including any applicable taxes booked in that line (i.e. real property taxes, personal property taxes, sales taxes, etc.)
6.02	Real estate tax bills (2017-current)
6.03	Personal property tax bills (2017-current)
6.04	Sales tax bills (2017-current)
6.05	Transient occupancy tax bills (2017-current)
6.06	Any tax abatement documents

7. Insurance
7.01	Summary of coverages in place; current insurance structure/premiums
7.02	Workers comp costs
7.03	Loss run history: all items since ownership of asset
7.04	COPE information (construction, occupancy, protection, environment; usually available in the property submission the broker submitted to underwriter's for the last property renewal)
7.05	Replacement cost valuation (last reported to underwriters for renewal)
7.06	NFIP flood policy and elevation certificates
7.07	Wind/hurricane PML studies, if applicable
7.08	Any warranties still in effect

2

8. Employees
8.01	Current employee roster with title, zip code, gender, DOB, FT/PT, exempt vs. nonexempt, wages
8.02	Current employee handbook
8.03	Benefit info including what specific benefits plans are, who is enrolled, costs for the employee and employer for all lines of coverage, who has what level of coverage, (single, ee+1, family), premium costs for the different lines of coverage, etc.
8.04	Basic organizational chart showing names, base salary, and reporting relationships (and anyone who is clustered or shared that hits the property P&Ls) down to the supervisory level
8.05	Schedule of any complexed positions
8.06	Internal memos & reports regarding organizing efforts
8.07	Competitive wage surveys
8.08	Associate satisfaction surveys

9. Legal
9.01	Title and all exception documents
9.02	Survey and survey certification
9.03	Zoning verification / most recent zoning report
9.04	Certificate of occupancy
9.05	Liquor license (all documents)
9.06	City violations / ordinances
9.07	All pending / outstanding / threatened litigation
9.08	Copies of all permits & licenses (including renewal dates)
9.09	Correspondence regarding permits & licenses
9.10	Violation notices or issues
9.11	Estoppels (tenants, management, CCRs)
9.12	Existing loan documents
9.13	Prior appraisal
9.14	Covenants, conditions, easements & restrictions (all documents)

10. Other
10.01	Vehicle information
10.02	Inventory of all I.T. systems (hardware and software) related to Property
10.03	All other inventories - PAR levels
10.04	Correspondence, documentation relating to potential site re-development

3

EXHIBIT F

FORM OF DEED

[TO BE AGREED TO BY THE PARTIES WITHIN 5 BUSINESS DAYS FOLLOWING EFFECTIVE DATE]

EXHIBIT G

SCHEDULE OF INTELLECTUAL PROPERTY

[SELLER TO PROVIDE WITHIN 5 BUSINESS DAYS FOLLOWING EFFECTIVE DATE]